EXHIBIT 99.1

IDEX REPORTS RECORD FIRST QUARTER RESULTS – EPS OF 74 CENTS, UP 12%

LAKE FOREST, IL, APRIL 22 – IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended March 31, 2013.

Sales in the quarter totaled $494 million, 1 percent higher than the prior year period and down 1 percent on an organic basis.

First quarter 2013 operating income was $95 million. This resulted in an operating margin of 19.2 percent, up 90 basis points from the prior year adjusted operating margin, primarily due to productivity and benefits from our structural cost actions taken in prior years.

First quarter earnings per share were 74 cents, an increase of 8 cents, or 12 percent, from the adjusted prior year.

Free cash flow was $67 million for the quarter, a 28 percent increase from prior year first quarter due to higher earnings.

First Quarter Highlights

•	Orders of $515 million decreased 3 percent compared to the prior year (-5 percent organic and +2 percent acquisition).

•	Sales of $494 million increased 1 percent compared to the prior year (-1 percent organic and +2 percent acquisition).

•	Operating margin of 19.2 percent was up 90 basis points from the adjusted prior year.

•	Net income of $61 million represents an increase of 10 percent compared to the prior year adjusted net income of $56 million.

•	EPS of 74 cents was 8 cents, or 12 percent, higher than the prior year adjusted EPS of 66 cents.

•	EBITDA of $116 million, which represents an 11 percent increase from the prior year, was 23 percent of sales and covered interest expense by 11 times.

•	Free cash flow of $67 million, which represents a 28 percent increase from the prior year, was over 109 percent of net income.

•	The Company completed the repurchase of 673 thousand shares of common stock for $34 million in the first quarter of 2013.

•	The Company acquired FTL Seals Technology.

•	The Board of Directors approved a 15 percent increase in the quarterly cash dividend in April.

“Excellent operating income growth, margin improvement and cash generation marked IDEX’s first quarter of 2013. As anticipated, orders proved a tough year-over-year comparison due to the large dispensing replenishment project in 2012. Orders decreased 3 percent year-over-year, but were up 7 percent sequentially, and we built over $20 million of backlog during the quarter. I am pleased with our ability to execute and deliver a 90 basis point improvement in operating margin and a 12 percent increase in EPS. The expected benefits from the recently completed restructuring and structural cost actions are being realized in our financials.

Previously I highlighted our team’s focus on executing a disciplined capital deployment plan of strategic acquisitions, shareholder dividends and share repurchases. In March, we successfully completed the acquisition of FTL Seals Technology (“FTL”). FTL is a leader in specialty seals and bearings, and will operate alongside Precision Polymer Engineering to expand our capabilities in proprietary sealing solutions. We are excited to have FTL join the IDEX portfolio. The IDEX Board of Directors also approved a 15 percent increase to the quarterly shareholder dividend, now 23 cents. We continued to execute our share repurchase program throughout the first quarter and expect it to continue throughout 2013.

On a regional basis, North America is improving, Europe remains soft and Asia is uneven. Despite this difficult organic growth environment, we are confident we can continue to generate strong operating margins and cash flows. We project second quarter 2013 EPS to be in the range of 73 to 75 cents, while maintaining our full year 2013 EPS guidance of $2.85 to $2.95, based on low- to mid-single digit organic revenue growth.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

First Quarter 2013 Business Highlights (Operating margin excludes restructuring charges in 2012)

Fluid & Metering Technologies

•	Sales in the first quarter of $212 million reflected a 1 percent decrease compared to the first quarter of 2012 (all organic).

•	Operating margin of 22.7 percent represented a 50 basis point improvement compared with the first quarter of 2012 primarily due to productivity and cost reduction initiatives.

Health & Science Technologies

•

Sales in the first quarter of $173 million reflected a 1 percent decrease compared to the first quarter of 2012 (-7 percent organic, +7 percent acquisitions and -1 percent foreign currency translation).

•	Operating margin of 18.7 percent represented a 40 basis point increase compared with the first quarter of 2012 primarily due to productivity and cost reduction initiatives.

Fire & Safety/Diversified Products

•	Sales in the first quarter of $112 million reflected a 7 percent increase compared to the first quarter of 2012 (all organic) driven by the completion of the large dispensing replenishment project.

•	Operating margin of 25.3 percent represented a 200 basis point increase compared with the first quarter of 2012 primarily due to higher volume and improved productivity.

For the first quarter of 2013, Fluid & Metering Technologies contributed 43 percent of sales and 44 percent of operating income; Health & Science Technologies accounted for 35 percent of sales and 30 percent of operating income; and Fire & Safety/Diversified Products represented 22 percent of sales and 26 percent of operating income.

FTL Seals Technology Acquisition

As previously announced, IDEX acquired FTL Seals Technology, Ltd, a leader in the design and application of high integrity rotary seals, specialty bearings and other custom products for the oil & gas, mining, power generation and marine markets. FTL, located in Leeds, England, has annual revenue of approximately £15 million and will operate with Precision Polymer Engineering within our Health & Science Technologies segment.

EBITDA and Free Cash Flow

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow Bridge

	For the Quarter Ended
	March 31,			December 31,
	2013	2012	Change	2012	Change
Income (Loss) before Taxes	$85.4	$74.0	15%	$(135.9)	n/m
Depreciation and Amortization	19.8	19.2	3%	20.4	(3%)
Interest	10.6	10.7	(1%)	10.5	1%

EBITDA	115.8	103.9	11%	(105.0)	n/m
Restructuring Charge	—	4.9	(100%)	17.9	(100%)
Impairment Charge	—	—	—	198.5	(100%)

Adjusted EBITDA	$115.8	$108.8	6%	$111.4	4%

Cash Flow from Operating Activities	$72.2	$58.7	23%	$85.7	(16%)
Capital Expenditures	(7.6)	(8.5)	(11%)	(7.7)	(1%)
Excess Tax Benefit from Stock-Based Compensation	2.4	2.1	14%	1.2	100%

Free Cash Flow	$67.0	$52.3	28%	$79.2	(15%)

Conference Call to be Broadcast over the Internet

IDEX will broadcast its first quarter earnings conference call over the Internet on Tuesday, April 23, 2013 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Vice President and Chief Financial Officer Heath Mitts will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 855.859.2056 (or 404.537.3406 for international participants) using the ID # 26072848.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Tables follow)

IDEX CORPORATION

Condensed Statements of Consolidated Operations

(in thousands except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012

Net sales	$494,448	$489,417
Cost of sales	282,451	286,528

Gross profit	211,997	202,889
Selling, general and administrative expenses	117,285	113,382
Restructuring expenses	—	4,938

Operating income	94,712	84,569
Other income - net	(1,279)	(117)
Interest expense	10,557	10,662

Income before income taxes	85,434	74,024
Provision for income taxes	24,134	21,853

Net income	$61,300	$52,171

Earnings per Common Share:

Basic earnings per common share (a)	$0.74	$0.63

Diluted earnings per common share (a)	$0.74	$0.62

Share Data:

Basic weighted average common shares outstanding	82,197	82,804

Diluted weighted average common shares outstanding	83,152	83,902

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$341,045	$318,864
Receivables - net	269,873	256,095
Inventories	239,575	234,950
Other current assets	71,425	71,956

Total current assets	921,918	881,865
Property, plant and equipment - net	215,091	219,161
Goodwill and intangible assets	1,665,580	1,663,099
Other noncurrent assets	20,011	21,265

Total assets	$2,822,600	$2,785,390

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$122,376	$117,341
Accrued expenses	154,470	150,176
Short-term borrowings	6,776	7,335
Dividends payable	—	16,575

Total current liabilities	283,622	291,427
Long-term borrowings	815,562	779,241
Other noncurrent liabilities	241,769	249,724

Total liabilities	1,340,953	1,320,392
Shareholders’ equity	1,481,647	1,464,998

Total liabilities and shareholders’ equity	$2,822,600	$2,785,390

-more-

IDEX CORPORATION

Company and Business Group Financial Information

(dollars in thousands)

(unaudited)

	Three Months Ended March 31, (b)
	2013	2012

Fluid & Metering Technologies
Net sales	$211,755	$212,718
Operating income (c)	48,079	47,185
Operating margin	22.7%	22.2%
Depreciation and amortization	$6,960	$7,540
Capital expenditures	2,776	2,529

Health & Science Technologies
Net sales	$172,868	$173,786
Operating income (c)	32,267	31,725
Operating margin	18.7%	18.3%
Depreciation and amortization	$10,792	$9,461
Capital expenditures	2,786	2,834

Fire & Safety/Diversified Products (c)
Net sales	$111,513	$104,050
Operating income (c)	28,232	24,232
Operating margin	25.3%	23.3%
Depreciation and amortization	$1,708	$1,779
Capital expenditures	1,480	1,941

Company
Net sales	$494,448	$489,417
Operating income (c)	94,712	89,507
Operating margin	19.2%	18.3%
Depreciation and amortization (d)	$19,839	$19,190
Capital expenditures	7,625	8,427

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.
(b)	Three month data includes acquisitions of Matcon (July 2012) and ERC (April 2012) in the Health & Science Technologies segment from the date of acquisition.
(c)	Group operating income excludes unallocated corporate operating expenses while both Group and Company operating income excludes restructuring related charges for 2012.
(d)	Depreciation and amortization excludes amortization of debt issuance expenses.